Exhibit (a)(1)(vi)

U.S. OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING ORDINARY SHARES HELD BY U.S. HOLDERS AND ALL OUTSTANDING AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES, HELD BY ALL HOLDERS, WHEREVER LOCATED

OF

TIGENIX

FOR

€ 1.78 PER ORDINARY SHARE

AND

€ 35.60 PER AMERICAN DEPOSITARY SHARE, PAYABLE IN U.S. DOLLARS,

BY

TAKEDA PHARMACEUTICAL COMPANY LIMITED

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON MAY 31, 2018, UNLESS THE U.S. OFFER IS EXTENDED.

April 30, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Takeda Pharmaceutical Company Limited, a company organized under the laws of Japan (“Takeda”) to act as Information Agent (the “U.S. Information Agent”) in connection with the offer to purchase (the “U.S. Offer”):

1.	up to 100% of the publicly-held ordinary shares (such shares collectively, the “Ordinary Shares” and each an “Ordinary Share”) of TiGenix NV, a limited liability company (naamloze vennootschap / société anonyme) incorporated and existing under the laws of Belgium (“TiGenix”), which amount shall be deemed to include such additional Ordinary Shares as may be issued from time to time as a result of the exercise of Warrants (as defined below), but to exclude any Ordinary Shares that are owned by Takeda and its affiliates and Ordinary Shares as are represented by American Depositary Shares (such shares collectively, “ADSs” and each an “ADS”), that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended) (the “Exchange Act”) (such holders collectively, “U.S. Holders” and each a “U.S. Holder”), and

2.	up to 100% of the ADSs, with each ADS representing 20 Ordinary Shares, from all holders, wherever located, excluding ADSs owned by Takeda and its affiliates,

at a purchase price of €1.78 for each Ordinary Share (the “Price Per Ordinary Share”) and €35.60 for each ADS (the “Price Per ADS” and, together with the Price Per Ordinary Share, the “Offer Price”), in each case, in cash, without interest, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, dated April 30, 2018 (the “U.S. Offer to Purchase”), and in the related Share Acceptance Letter, the related ADS Letter of Transmittal and the related Share Withdrawal Letter, as applicable. The Price Per Ordinary Share will be payable in Euros, while the Price Per ADS will be payable in U.S. dollars in the manner described in Section 2 – “Acceptance for Payment and Payment for Ordinary Shares and ADSs” of the U.S. Offer to Purchase.

All capitalized terms not otherwise defined herein are defined in the U.S. Offer to Purchase.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON MAY 31, 2018, UNLESS THE U.S. OFFER IS EXTENDED.

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your securities intermediary:

1. The U.S. Offer to Purchase, dated as of April 30, 2018;

2. A printed form of letter to clients for whose accounts you hold ADSs registered in your name or in the name of your securities intermediary, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer;

3. The ADS Letter of Transmittal with enclosed IRS Form W-9, for information purposes;

4. A Notice of Guaranteed Delivery, to be used by ADSs holders to accept the U.S. Offer if the procedures set forth in the U.S. Offer to Purchase to tender ADSs cannot be completed prior to 10:00 a.m., New York City time, on the Initial Expiration Date; and

5. A return envelope addressed to you.

Your attention is directed to the following:

1. The U.S. Offer commenced on April 30, 2018 and will expire at 10:00 a.m., New York City time, on May 31, 2018, unless extended.

2. Simultaneously with the U.S. Offer, Takeda is making an offer in Belgium to purchase all of the outstanding Ordinary Shares and Warrants from all holders, wherever located, for the equivalent price and on substantially the same terms as the U.S. Offer, except as further described in the U.S. Offer to Purchase (the “Belgian Offer” and, together with the U.S. Offer, the “Offers”).

3. The U.S. Offer is open to all holders of ADSs, wherever located, and to all U.S. Holders of Ordinary Shares. The Belgian Offer is open to all holders of Ordinary Shares and to all holders of Warrants, wherever located. Holders of Ordinary Shares that are not U.S. Holders and holders of Warrants, wherever located, may not use the U.S. Offer to Purchase, and may only tender their Ordinary Shares and Warrants into the Belgian Offer. The Offers exclude any Ordinary Shares, ADSs and Warrants that are owned by Takeda and its affiliates.

4. The U.S. Offer is subject to the satisfaction or waiver of various conditions described in Section 15 – “Conditions to the U.S. Offer” of the U.S. Offer to Purchase.

5. Takeda will not pay any fees or commissions to any broker or dealer or to any other person (other than to the U.S Information Agent, the U.S. Share Tender Agent and the U.S ADS Tender Agent) in connection with the solicitation of tenders of ADSs or Ordinary Shares held by U.S. Holders pursuant to the U.S. Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Takeda for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. See Section 17 – “Fees and Expenses” of the U.S. Offer to Purchase for more information.

6. If required by U.S. federal income tax laws, Computershare Inc. (the “U.S. ADS Tender Agent”) generally will be required to backup withhold at the applicable backup withholding rate from any payments made to certain U.S. holders of ADSs pursuant to the U.S. Offer (see Section 5 – “Certain Tax Consequences – Certain U.S. Federal Income Tax Consequences of the U.S. Offer – Information Reporting and Backup Withholding” of the U.S. Offer to Purchase).

7. To validly tender ADSs, send the ADS Letter of Transmittal properly completed and duly executed bearing an original signature (with any required signature guarantees), and all other required documents (including American Depositary Receipts evidencing tendered ADSs, if applicable), to the U.S. ADS Tender Agent at one of its addresses set forth at the end of the U.S. Offer to Purchase as soon as possible and in any event before 10:00 a.m., New York City time, on the Initial Expiration Date, unless the U.S. Offer is extended.

a. In order for a book-entry transfer of ADSs held through a broker or other securities intermediary to constitute a valid tender of ADSs in the U.S. Offer, the ADSs must be tendered by the holder’s securities intermediary before 10:00 a.m., New York City time, on the Initial Expiration Date. Further, before 10:00 a.m., New York City time, on the Initial Expiration Date, the U.S. ADS Tender Agent must receive (i) a confirmation of a book-entry transfer of the tendered ADSs into the U.S. ADS Tender Agent’s account at The Depository Trust Company or (ii) an Agent’s Message (as described in the U.S. Offer to Purchase, see Section 3 – “Procedures for Accepting the U.S. Offer and Tendering Shares and/or ADSs”) before 10:00 a.m., New York City time, on the Initial Expiration Date.

b. Holders of ADSs that cannot deliver such ADSs and all other required documents to the U.S. ADS Tender Agent before 10:00 a.m., New York City time, on the Initial Expiration Date may nevertheless tender such ADSs by executing a Notice of Guaranteed Delivery and following the guaranteed delivery procedures described in Section 3 – “Procedures for Accepting the U.S. Offer and Tendering Shares and/or ADSs – Guaranteed Delivery” of the U.S. Offer to Purchase.

8. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the U.S. Offer or any delay in making payment for the Ordinary Shares held by U.S. Holders or the ADSs.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL DESIGNATE YOU, THE U.S. INFORMATION AGENT, THE U.S. ADS TENDER AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Questions or requests for assistance or additional copies of the U.S. Offer to Purchase, the ADS Letter of Transmittal and any other documents may be directed to the U.S. Information Agent at its address and telephone number set forth below.

The U.S. Information Agent for the U.S. Offer is:

Georgeson LLC 1290 Avenue of the Americas, 9th Floor, New York, NY 10104 E-mail: TIG-offer@georgeson.com

U.S. Toll Free Number for Holders of Securities: +1 (866) 391-6921

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